Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2017 Results

Bridgeview, IL, May 4, 2017 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of truck and knuckle boom cranes, today announced First Quarter 2017 results.

Net revenues for the first quarter were $67.9 million compared to $85.4 million in the prior year’s period and GAAP net loss attributable to shareholders of Manitex International was $(3.4) million, or $(0.21) per share compared to a net income attributable to shareholders of Manitex International of $1.5 million, or $0.09 per share in the first quarter of 2016. The Company reported a first quarter net loss from continuing operations attributable to shareholders of Manitex International of $(3.4) million or $(0.21) per share, compared to net loss from continuing operations attributable to shareholders of Manitex International of $(1.0) million or $(0.06) per share for the three months ended March 31, 2016.

First Quarter 2017 Financial Highlights for Continuing Operations:

•	58.8% increase in backlog to $60.4 million as of March 31, 2017, compared to $38.1 million at the end of December 31, 2016.

•	Adjusted gross margin* of 20.6% for the first quarter 2017 represents highest level in nearly three years and was more than 300 basis points ahead of the 17.4% in the first quarter of 2016.

•	Adjusted EBITDA* increased 110 basis points to $5.0 million, or 7.4% of sales, for the first quarter of 2017 compared to adjusted EBITDA of $5.4 million, or 6.3% of sales for the first quarter of 2016.

•	Adjusted net income* of $0.5 million or $0.03 per share for the first quarter of 2017 compared to adjusted net loss of $(0.2) million or $(0.01) for first quarter 2016.

•	Cost reductions of $2.1 million achieved in the first quarter of 2017, $17.7 million total cumulative savings to date for the 3-year program, representing 118% of plan.

•	Continued to explore the strategic options for our ASV joint venture.

*	Adjusted Numbers are defined in non-GAAP explanation at end of this release.

Chairman and Chief Executive Officer, David Langevin commented “ Our first quarter of 2017 results reflect a transition from a multi-year downturn in the industrial equipment markets into what we believe is the beginning of a gradual recovery in our largest markets. We were very excited to report during the quarter that our backlog had significantly increased from the end of 2016. And recently we reported that this trend was continuing and our backlog had grown to over $60 million from $38 million at the end of 2016. While we are very pleased with the continuation in the increase in our order backlog, we believe we are still very much in the beginning, and very far from peak level production and sales levels that we estimate to be approximately $350 million for our existing businesses.

Further, we reported today that our adjusted gross margin had reached 21% for the current quarter which matches the highest level we had seen in several years, and that accomplishment is largely due to our concentrated efforts to reduce the cost structure and from the sale of businesses that were yielding gross margins that were well below the Company’s average. As we increase our production and shipments begin to ramp-up to meet our backlog we will expect revenues, gross profit and cash flow to move gradually higher throughout this year and beyond and we are optimistic that we are well positioned to take advantage of what appears to be the beginning of a recovery.

We also continue to explore strategic options for our ASV joint venture, with a focus on the sale of all or a portion of our ownership interest in the company. We have made no decision on any option at this time, but we continue to pursue all opportunities. We should note, that if a transaction of the type contemplated were to be completed, it would dramatically transform our balance sheet since ASV would no longer be consolidated into our financial statements. This means that the debt on our balance sheet would be not only reduced by the proceeds of that transaction, but that ASV’s entire debt of approximately $45 million (which is non-recourse to us) would no longer be reflected in our balance sheet.

Segment Reporting

	As Reported		As Adjusted
	Three Months Ended March 31		Three Months Ended March 31
	2017	2016	2017	2016
$000
Consolidated
Net revenues	$67,852	$85,386	$67,852	$85,386
Operating (loss) income	(1,513)	2,129	2,388	2,439
Operating margin %	-2.2%	2.5%	3.5%	2.9%
Lifting Segment
Net revenues	37,468	52,096	37,468	52,096
Operating (loss) income	(395)	3,000	2,521	3,565
Operating margin %	-1.1%	5.8%	6.7%	6.8%
ASV Segment
Net revenues	28,010	28,468	28,010	28,468
Operating income	1,148	1,027	1,326	1,027
Operating margin %	4.1%	3.6%	4.7%	3.6%
Equipment Distribution Segment
Net revenues	3,150	5,551	3,150	5,551
Operating (loss) income	(442)	154	(84)	(386)
Operating margin %	-14.0%	2.8%	-2.7%	-7.0%
Corporate & Eliminations
Revenue eliminations	776	729	776	729
Corporate charges & inter segment profit in inventory	1,824	2,052	1,375	1,767

(Narrative below relates to adjusted numbers per the table above).

Lifting Segment Results

First quarter 2017 revenue of $37.5 million was down $14.6 million, or 28.1%, year-over-year in part as the result of the sale of non-core businesses. While revenues were up over the fourth quarter 2016, the sales in first quarter were not consistent with the increase in backlog. The orders were received late in 2016 and throughout the first quarter of 2017. Our production schedules did not ramp up sufficiently to match the new demand due in part to availability of chassis units to mount the cranes. We have stepped up production capabilities and expect to be able to better address production issues in the second quarter of 2017. As a result, the revenues reflect lower sales of Manitex and PM cranes. Adjusted operating income of $2.5 million was 6.7% of revenue in first quarter 2017 versus adjusted operating income of $3.6 which was 6.8% of revenue in first quarter of 2016.

ASV Segment Results

First quarter 2017 revenue of $28.0 million was down slightly compared to first quarter 2016. ASV continued to expand the ASV managed distribution throughout the quarter and focus on higher capacity machine sales, which offset lower volumes of undercarriages sold to Caterpillar. Adjusted operating income of $1.3 million was 4.7% of revenue in first quarter of 2017 versus adjusted operating income of $1.0 million which was 3.6% of revenue in first quarter of 2016. This increase in profit was a result of a full quarter of improved gross margins, as well as selling higher capacity machines, and improved net pricing into the ASV managed distribution network, and reduced SG&A costs.

Equipment Distribution Segment

First quarter 2017 revenue of $3.2 million was down $2.4 million or 43.3% over first quarter 2016, with the decrease primarily related to used equipment sales and parts sales offset by a slight increase in rental income. The adjusted operating loss however declined to $(0.1) million or (2.7)% of revenue in the first quarter of 2017 versus the adjusted operating loss of $(0.4) million which was (7.0)% of revenue in the first quarter of 2016. The lower first quarter 2017 loss was a result of better margins related to the sale of used equipment, combined with cost cutting efforts initiated in the first quarter of 2017.

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-888-283-6901 if calling within the United States or 719-457-2080if calling internationally. A replay will be available until_May11, 2017 which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 3155658 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes, container handling equipment and reach stackers. Our products, which are manufactured in facilities located in the USA and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, Badger, Sabre, and Valla. ASV, our venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange

Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 419-9915
dlangevin@manitex.com	pseltzberg@darrowir.com

Manitex International, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	March 31, 2017	December 31, 2016
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$2,930	$5,110
Cash-restricted	772	1,308
Trade receivables (net)	49,837	47,267
Accounts receivable from related party	89	501
Other receivables	2,254	1,332
Inventory (net)	88,196	90,901
Prepaid expense and other	5,057	4,745

Total current assets	149,135	151,164

Total fixed assets (net)	36,550	37,241
Intangible assets (net)	55,546	56,809
Goodwill	70,635	70,248
Other long-term assets	1,990	1,978
Deferred tax asset	545	545

Total assets	$314,401	$317,985

LIABILITIES AND EQUITY
Current liabilities
Notes payable—short term	$30,456	$27,408
Current portion of capital lease obligations	815	338
Accounts payable	43,946	45,778
Accounts payable related parties	1,915	4,373
Accrued expenses	14,806	16,658
Other current liabilities	2,733	2,150

Total current liabilities	94,671	96,705

Long-term liabilities
Revolving term credit facilities	35,236	35,562
Notes payable (net)	49,938	49,986
Capital lease obligations	5,390	6,004
Convertible note related party (net)	6,897	6,862
Convertible note (net)	14,151	14,098
Deferred gain on sale of property	991	1,058
Deferred tax liability	3,427	3,242
Other long-term liabilities	4,566	4,906

Total long-term liabilities	120,596	121,718

Total liabilities	215,267	218,423

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at 3/31/17 and 12/31/16	—	—
Common Stock—no par value 25,000,000 shares authorized, 16,552,186 and 16,200,294 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	97,247	94,324
Paid in capital	2,522	2,918
Retained earnings	(21,983)	(18,572)
Accumulated other comprehensive loss	(3,929)	(4,272)

Equity attributable to shareholders of Manitex International, Inc.	73,857	74,398
Equity attributable to noncontrolling interest	25,277	25,164

Total equity	99,134	99,562

Total liabilities and equity	$314,401	$317,985

Manitex International, Inc.

Statement of Operations (in thousands)

	Three Months Ended March 31,
	2017	2016
	Unaudited	Unaudited
Net revenues	$67,852	$85,386
Cost of sales	56,059	70,548

Gross profit	11,793	14,838
Operating expenses
Research and development costs	1,207	1,318
Selling, general and administrative expenses	12,099	11,391

Total operating expenses	13,306	12,709

Operating (loss) income	(1,513)	2,129
Other income (expense)
Interest expense	(1,845)	(2,765)
Foreign currency transaction loss	(83)	(516)
Other income (expense)	234	(30)

Total other expense	(1,694)	(3,311)

Loss before income taxes and loss in non-marketable equity interest from continuing operations	(3,207)	(1,182)
Income tax expense (benefit) from continuing operations	90	(114)
Loss in non-marketable equity interest, net of taxes	—	(39)

Net loss from continuing operations	(3,297)	(1,107)
Discontinued operations
Income from operations of discontinued operations	—	3,071
Income tax expense	—	631

Income on discontinued operations	—	2,440

Net (loss) income	(3,297)	1,333
Net (income) loss attributable to noncontrolling interest	(114)	127

Net (loss) income attributable to shareholders of Manitex International, Inc.	$(3,411)	$1,460

(Loss) earnings Per Share
Basic
Loss from continuing operations attributable to shareholders of Manitex International, Inc.	$(0.21)	$(0.06)
Income from discontinued operations attributable to shareholders of Manitex International, Inc.	$—	$0.15
(Loss) earnings attributable to shareholders of Manitex International, Inc.	$(0.21)	$0.09
Diluted
Loss from continuing operations attributable to shareholders of Manitex International, Inc.	$(0.21)	$(0.06)
Earnings from discontinued operations attributable to shareholders of Manitex International, Inc.	$—	$0.15
(Loss) earnings attributable to shareholders of Manitex International, Inc.	$(0.21)	$0.09
Weighted average common shares outstanding
Basic	16,559,343	16,105,601
Diluted	16,559,343	16,105,601

Manitex International, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2017	2016
	Unaudited	Unaudited
Cash flows from operating activities:
Net (loss) income	$(3,297)	$1,333
Adjustments to reconcile net income (loss) to cash used for operating activities:
Depreciation and amortization	2,639	2,941
Changes in allowances for doubtful accounts	3	312
Changes in inventory reserves	(6)	305
Deferred income taxes	146	(16)
Amortization of deferred financing costs	195	321
Revaluation of contingent acquisition liability	(346)	—
Amortization of debt discount	63	143
Change in value of interest rate swaps	(401)	(386)
Loss in non-marketable equity interest	—	39
Share-based compensation	229	285
Adjustment to deferred gain on sale and lease back	—	(118)
Loss on disposal of assets	39	16
Reserves for uncertain tax provisions	17	16
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2,765)	(19,384)
(Increase) decrease in inventory	3,047	440
(Increase) decrease in prepaid expenses	(307)	793
(Increase) decrease in other assets	(22)	77
Increase (decrease) in accounts payable	(4,656)	90
Increase (decrease) in accrued expense	(1,937)	(2,533)
Increase (decrease) in other current liabilities	557	349
Increase (decrease) in other long-term liabilities	(60)	(148)
Discontinued operations - cash used for operating activities	—	(5,435)

Net cash used for operating activities	(6,862)	(20,560)

Cash flows from investing activities:
Purchase of property and equipment	(285)	(335)
Investment in intangibles other than goodwill	(39)	(19)
Investment received form noncontrolling interest (Note 16)	—	2,450
Discontinued operations - cash provided by investing activities	—	2,170

Net cash (used for) provided by investing activities	(324)	4,266

Cash flows from financing activities:
(Payments) borrowings on revolving term credit facilities	(326)	5,570
Net borrowings on working capital facilities	2,812	6,409
New borrowings	516	701
Debt issuance costs incurred	(50)	(394)
Note payments	(676)	(7,177)
Shares repurchased for income tax withholding on share-based compensation	(128)	(42)
Proceeds from stock offering	2,426
Proceeds for sale and leaseback	—	4,080
Payments on capital lease obligations	(145)	(238)
Discontinued operations - cash provided by financing activities	—	2,452

Net cash provided by financing activities	4,429	11,361

Net decrease in cash and cash equivalents	(2,757)	(4,933)
Effect of exchange rate changes on cash	41	284
Cash and cash equivalents at the beginning of the year	6,418	8,578

Cash and cash equivalents at end of period	$3,702	$3,929

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended March 31, 2017, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, and Foreign exchange and other, and depreciation and amortization) and Adjusted Net Income (net income attributable to Manitex shareholders adjusted for acquisition transaction related and restructuring and related expense, net of tax, and change in net income attributable to non-controlling interest). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of Operating Income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, Foreign exchange and other, and depreciation and amortization (Adjusted EBITDA), and Adjusted Net Income, GAAP net income adjusted for acquisition transaction and restructuring related expense are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three month periods ended March 31, 2016 and 2017 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Operating (Loss) Income from Continuing Operations to Adjusted EBITDA (in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016
Operating (loss) income	($1,513)	$2,129
Adjustments related to normalized margin, trade show and restructuring, and other expenses	3,901	310
Adjusted operating income	2,388	2,439
Depreciation and amortization	2,639	2,941
Adjusted EBITDA	$5,027	$5,380
Adjusted EBITDA % to sales	7.4%	6.3%

Reconciliation of GAAP Net Income (loss) From Continuing Operations Attributable to Shareholders of Manitex International to Adjusted Net Income (loss) From continuing Operations Attributable to Shareholders of Manitex International (in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016
Net (loss) from continuing operations attributable to shareholders	($3,411)	($980)
Adjustments related to normalized margin, trade show and restructuring, and other expenses	3,897	826
Adjusted Net Income (Loss) from continuing operations attributable to shareholders	486	(154)
Weighted diluted shares outstanding	16,559,343	16,105,601
Diluted (loss) per share attributable to shareholders as reported	($0.21)	($0.06)
Total EPS effect	$0.24	$0.05
Adjusted diluted income (loss) per share attributable to shareholders	$0.03	($0.01)

Transaction, restructuring, and other expense adjustments

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on the effective tax rate to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods. During the current period the jurisdictional tax rate is zero, and no pre-tax or after-tax presentation is provided.

Three Months Ended March 31, 2017	Total	EPS
Normalized plant absorption levels	$2,161	$0.13
Trade show expenses (tri-annual only)	$1,228	$0.07
Restructuring fees	$283	$0.02
Stock options	$229	$0.02
Foreign exchange	$83	$0.01
Adjust minority interest	($87)	($0.01)
Total	$3,897	$0.24

Backlog from Continuing Operations

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Backlog	$60,469	$38,089	$27,099	$37,321	$48,990
Change Versus Current Period		58.8%	123.1%	62.0%	23.4%

Current Ratio is calculated by dividing current assets by current liabilities (but excludes assets and liabilities from discontinued operations).

	March 31, 2017	December 31, 2016
Current Assets	$149,135	$151,164
Current Liabilities	$94,671	$96,705
Current Ratio	1.6	1.6

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by adjusted annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

	March 31, 2017	March 31, 2016
DSO	67.1	51.0

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by adjusted annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

	March 31, 2017	March 31, 2016
DPO	77.6	64.9

Inventory turns are calculated by multiplying adjusted cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

	March 31, 2017	March 31, 2016
Inventory Turns	2.4	3.1

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by the trailing twelve month Adjusted EBITDA.

	March 31, 2017	December 31, 2016
Notes payable - short term	$30,456	$27,408
Current portion of capital leases	815	338
Revolving term credit facilities	35,236	35,562
Notes payable - long term	49,938	49,986
Capital lease obligations	5,390	6,004
Convertible notes	21,048	20,960
Total debt	$142,883	$140,258
Adjusted EBITDA (TTM)	$17,093	$17,446
Debt to Adjusted EBITDA Ratio	8.4	8.0

Interest Cover is calculated by dividing Adjusted EBITDA (GAAP Operating Income adjusted for acquisition transaction expense and restructuring related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period by cash interest expense.

	12 Month Period April 1, 2016 to March 31, 2017	12 Month Period January 1, 2016 to December 31, 2016
Adjusted EBITDA	$17,093	$17,446
Interest Expense	10,080	11,000
Interest Cover Ratio	1.7	1.6

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2017	December 31, 2016
Trade Receivables (Net)	$49,926	$47,768
Inventory (Net)	88,196	90,901
Less: Accounts Payable	45,861	50,151
Total Operating Working Capital	$92,261	$88,518
Trailing Three Month Annualized Net Sales	$271,408	$262,468
% of Trailing Three Month Annualized Net Sales	34.0%	33.7%

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter, multiplied by four.

	March 31, 2017	March 31, 2016	December 31, 2016
Net Sales	$67,852	$85,386	$65,617
Multiplied by 4	4	4	4
Trailing three Month Annualized Sales	$271,408	$341,544	$262,468

Working capital is calculated as total current assets less total current liabilities (but excludes assets and liabilities from discontinued operations).

	March 31, 2017	December 31, 2016
Total Current Assets	$149,135	$151,164
Less: Current Liabilities	94,671	96,705
Working Capital	$54,464	$54,459